Exhibit 5.1

Via Email and Courier

ACE Limited

Baerengasse 32

CH-8001 Zurich

Switzerland

May 28, 2013

PHH 29620

ACE Limited (the “Company”) – Form S-8 Registration Statement regarding the ACE Limited 2004 Long-Term Incentive Plan

Ladies and Gentlemen:

We have been asked to render this opinion in our capacity as Swiss counsel to the Company in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended with the United States Securities and Exchange Commission for up to 8,000,000 registered shares of CHF 28.43 par value each to be issued out of the Company’s conditional share capital pursuant to the Company’s 2004 Long-Term Incentive Plan, as amended through the sixth amendment (the “Plan”).

I.	DOCUMENTS REVIEWED

For the purpose of this opinion we have only reviewed and relied on copies of the following documents:

a.	a certified extract from the Commercial Register of the Canton of Zurich regarding the Company certified as of May 24, 2013 (the “Extract”); and

b.	a copy of the notarised articles of association (Statuten) of the Company in their version of May 16, 2013 (the “Articles of Association”);

c.	a copy of the minutes (the “Minutes”) of the meeting of the Board of Directors of the Company held on February 27, 2013, stating that the Board of Directors has resolved to reserve additional 8,000,000 Shares (as defined below) under the conditional share capital reserved in Article 5 of the Articles of Association for employee benefit plans (the “Conditional Share Capital”) for the purposes of the Plan, provided, however, no shares be issued as conditional capital pursuant to Article 5 of the Articles of Association in excess of the maximum number of Shares so authorized pursuant to such article.

II.	SCOPE AND ASSUMPTIONS

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

We express no opinion on the laws of any other jurisdiction. The opinions given in this opinion are strictly limited to the matters stated in section III. and do not extend, by implication or otherwise, to any agreement or document referred to in the Registration Statement or any other matter.

The opinions given herein are made on the basis of the following assumptions:

i.	We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

ii.	If and to the extent the Shares are to be issued out of the Conditional Share Capital for the purposes of the Plan such Shares can and will be (a) issued and (b) fully paid up in cash in compliance with the laws of Switzerland.

iii.	There are no intervening changes to the Articles of Association, the Extract or the laws of Switzerland or any other relevant matter.

iv.	There is nothing under any law (other than the law of Switzerland) which would or might affect the opinions hereinafter appearing.

III.	OPINIONS

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (II.) and the qualifications set out below (IV.), we are of the following opinion:

1.	ACE Limited is as a corporation (Aktiengesellschaft) duly existing under the laws of Switzerland. Pursuant to the Extract its current share capital amounts to CHF 9,746,725,473.16 divided into 342,832,412 registered shares of CHF 28.43 par value each.

2.	The Conditional Share Capital provides the Company with the authority to issue up to 25,410,929 registered shares of CHF 28.43 par value each (the “Shares”) without further shareholder approval in connection with the Plan. If and to the extent the Shares are to be created out of the Conditional Share Capital such Shares will, when issued, be validly issued and paid-up to their nominal value. The shareholders of the Company will have no personal liability to pay the Shares up to their nominal value in their capacity as shareholders of the Company.

IV.	QUALIFICATIONS

This opinion is subject to the following qualifications:

a.	The opinions set out above are subject to applicable bankruptcy, insolvency, reorganisation, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

b.	Our opinions expressed herein are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

c.	We express no opinion as to the accuracy or completeness of the information set out in the registration statement.

d.	We express no opinion as to insurance regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matters. Also, we express no opinion as to tax matters.

e.	The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

In this legal opinion, Swiss legal concepts are expressed in English terms and not in their original German language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be subject to the exclusive jurisdiction of the competent Courts in the City of Zurich, Switzerland, venue being Zurich 1.

This legal opinion is rendered solely for the purpose of the transactions herein referred to. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

Yours sincerely,

Niederer Kraft & Frey AG

/s/ Philipp Haas

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